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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. Letterhead]



May 27, 1997


UTI Energy Corp.
485 Devon Park Drive, Suite 112
Wayne, Pennsylvania   19087

Gentlemen:

          We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 281,175 shares of the Company's common stock, $.001 par value (the "Shares"), to be offered by Quarles Drilling Corporation (the "Selling Stockholder") upon the terms and subject to the conditions set forth in the Company's Registration Statement on Form S-3 covering the Shares (the "Registration Statement") filed with the Securities and Exchange Commission. Included in the Shares are 256,175 shares (the "Issued Shares") that previously have been issued pursuant to the terms and conditions of the Asset Purchase Agreement dated December 31, 1996 between the Company and the Selling Stockholder (the "Quarles Agreement") and 25,000 additional shares (the "Reserved Shares") that may be issued pursuant to the terms and conditions of the Quarles Agreement.

          In connection therewith, we have examined the Registration Statement, originals or copies certified or otherwise identified to our satisfaction of the Restated Certificate of Incorporation of the Company: as amended, the Quarles Agreement, the amended By-laws of the Company, the corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Shares have been duly and validly authorized for issuance; (ii) the Issued Shares are duly and validly issued, fully paid and nonassessable; and (iii) the Reserved Shares have been duly and validly authorized and reserved for issuance, and when and if issued in accordance with the terms and conditions of the Quarles Agreement, will be validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Fulbright & Jaworski L.L.P.

                                        Fulbright & Jaworski L.L.P.